Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       January 25, 2007

NSTAR Reports Earnings Up 5.5% for 2006

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $0.38 per common share for the fourth quarter of 2006, compared to $0.36 per share reported for the same period in 2005.

The company also reported earnings of $1.93 per share for the year ended December 31, 2006, compared to $1.83 per share for the year ended December 31, 2005.

Chairman, President and Chief Executive Officer Thomas J. May said, “2006 was a very challenging but successful year for NSTAR.  We were able to achieve earnings growth of more than 5% in a year in which revenues from our core energy business unexpectedly declined by approximately $27 million as a result of record mild weather conditions.  Sales of electricity declined by 1.9% and gas sales declined by 9.4% for the year.  Diligent cost containment efforts and very positive results from our non-utility operations more than offset these impacts.”

May added, “Our total return to shareholders—the combination of dividends paid and share price appreciation—was 24.5% for the year 2006, a level that surpassed both the industry and the S&P 500.  NSTAR’s total return to its shareholders has been very strong over the longer term as well, as it has outperformed the industry and the S&P 500 over both the past five and ten-year periods."

Earnings for the fourth quarter of 2006 include the positive impacts of lower operations and maintenance costs, income related to the seven-year rate agreement that became effective January 1, 2006, and an increase in transmission revenue.   These positive items were partially offset by lower sales of electricity and gas, driven by record mild weather conditions for the quarter as heating degree days in the Boston area declined by nearly 15%.  Also, an increase in depreciation expense, reflecting continued investment in our electric and gas system infrastructure, and increased interest costs, reflecting higher rates, had a negative impact on earnings for the quarter.

Earnings Outlook

We believe that our longer-term earnings growth will be in the 6%-8% range given the successful implementation of our seven-year rate agreement.  In terms of specific guidance for the year 2007, we offer the following:

a)

Earnings per share are expected to be in the $2.02 - $2.12 range.

b)

Performance-based rate adjustment implemented for electric sales effective January 1, 2007, providing approximately $20 million in additional revenues.

c)

Modest economic improvements and a return to normal weather are expected in 2007.

d)

Capital expenditures for the year are expected to be approximately $400 million, including approximately $100 million for transmission projects.

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e)

Non-utility operations, primarily our district energy business, are expected to contribute approximately $8 million in 2007, down from $15 million in 2006.

f)

Energy market incentive revenues allowed under the settlement agreement amount to approximately $10 million for the year.

Comparative unaudited results for the fourth quarter and year-end periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended December 31:	2006	2005	% Change
Operating revenues	$802,067	$812,575	(1.3)%
Net income	$40,356	$38,705	4.3%
Earnings per basic and diluted share	$0.38	$0.36	5.6%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,222	107,060	0.2%
Dividends paid per common share	$0.3025	$0.29	4.3%

Year ended December 31:	2006	2005	% Change
Operating revenues	$3,577,702	$3,243,120	10.3%
Net income	$206,774	$196,135	5.4%
Earnings per share:
Basic	$1.94	$1.84	5.4%
Diluted	$1.93	$1.83	5.5%
Weighted average number of shares:
Basic	106,808	106,756	-%
Diluted	107,125	107,100	-%
Dividends paid per common share	$1.21	$1.16	4.3%

(a) More detailed financial information will be provided in NSTAR’s Report on Form 10-K to be filed with the Securities and Exchange Commission in February 2007.

Fourth Quarter Conference Call

NSTAR is holding a conference call to discuss its fourth quarter results and its outlook for 2007 on Friday, January 26, 2007 at 9:00 a.m. Eastern Time.  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstaronline.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, such as management’s expectation concerning earnings growth, performance-based rate adjustments, capital expenditures earnings from non-utility operations and energy market incentive revenues.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and

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regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.6 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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